Exhibit 99.1

FOR IMMEDIATE RELEASE

AMERICAN TECHNOLOGY ANNOUNCES

SONY ELECTRONICS VETERAN THOMAS R. BROWN

TO BECOME CHIEF EXECUTIVE

Directed Sound Products Leader Names New CEO with

Significant Executive and Operational Experience

SAN DIEGO, CA, August 21, 2006 – American Technology Corporation (ATC) (NASDAQ: ATCO), a leader in commercial, government and military directed sound products and solutions, today announced that Thomas R. Brown has agreed to become the Company’s chief executive officer and president commencing September 5, 2006. Brown has served as an independent member of ATC’s board of directors since March 2006. In addition to assuming the vacant CEO position, Brown will replace outgoing president John Zavoli, who is leaving the Company.

Brown has over 30 years of executive level operational and financial management experience in industry leading companies, including more than 16 years in various senior positions with Sony Electronics. From February 1988 to December 1995, Brown served as senior vice president/divisional controller for Sony’s North American manufacturing operations. From December 1995 to April 2000, he served as its executive vice president and corporate controller and was an executive committee member. From April 2000 to September 2004, Brown was Sony’s executive vice president and deputy president of the North American manufacturing operations and, concurrently, president of the Information Technology division, manufacturer of Sony’s award winning VAIO personal computer. Brown was also a senior manager of Price Waterhouse (now known as PriceWaterhouseCoopers).

Brown has served on other boards including the San Diego Regional Development Corporation, American Glass Video Company and Qualcomm Personal Electronics. Brown is currently an independent member of ATC’s board of directors and a member of the board’s audit and compensation committees. Brown will resign from his committee appointments in connection with his appointment as CEO. Brown has a bachelor’s degree in economics from Rutgers University and is a certified public accountant. Brown has served as the president of BrownThompson, an executive search firm based in San Diego, but will give up the position upon commencing his positions with ATC.

“I am delighted to have Tom Brown, with the senior executive experience he gained at Sony, coming onboard to lead the operations and management of ATC,” remarked Elwood G. Norris, founder and chairman of American Technology. “In the five months he has served on our board, Tom has demonstrated keen insight into the challenges of growing sales and streamlining production. I am confident in his abilities to grow our company and the markets for our directed sound products. I look forward to spending more time on new technologies that we have innovated as Tom assumes executive management responsibilities.”

“ATC pioneered, commercialized and is the leader in directed sound products that are changing the way we experience sound in a broad range of commercial and consumer applications,” commented Brown. “Major government/military users and commercial distributors and retailers are recognizing the benefits of directed sound to inform and educate listeners without adding to the increasing noise pollution prevalent in today’s world. I am excited to apply my skills to continue our record of directed sound innovation and to rapidly grow our commercial and government/military sales.”

Brown concluded, “Pioneering new markets, while challenging, offers significant rewards. I look forward to working with the ATC team to make HSS®, LRAD™, NeoPlanar® and our other proprietary directed sound products increasingly successful in the international marketplace.”

The Company also reiterated its recent guidance of between $3 million and $4 million in revenues for the quarter ending September 30, 2006.

About American Technology Corporation

American Technology Corporation (ATC) (NASDAQ: ATCO) provides directed audio solutions that place clear, highly intelligible sound exactly where needed. ATC’s HyperSonic® Sound, NeoPlanar® and Long Range Acoustic Device (LRAD™) product lines make up the core of an expanding portfolio of directed sound products and technologies. For more information about the company and its technologies and products please visit our web site at www.atcsd.com.

Safe Harbor statement under the Private Securities Litigation Reform Act of 1995: Except for historical information contained herein, the matters discussed are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act. You should not place undue reliance on these statements. We base these statements on particular assumptions that we have made in light of our industry experience, the stage of product and market development as well as our perception of historical trends, current market conditions, current economic data, expected future developments and other factors that we believe are appropriate under the circumstances. These statements involve risks and uncertainties that could cause actual results to differ materially from those suggested in the forward-looking statements, including but not limited to, the performance of Mr. Brown and his integration with our management team, market acceptance of our directed sound technologies and products, entry of competitors, the possibility our intellectual property protections will not prevent others from marketing products similar to or competitive with our products, potential technical or manufacturing difficulties that could delay product deliveries or increase warranty costs, and other risks identified and discussed in our filings with the Securities and Exchange Commission. These forward-looking statements are based on information and management’s expectations as of the date hereof. Future results may differ materially from our current expectations. For more information regarding other potential risks and uncertainties, see the “Risk Factors” section of the company’s Form 10-K for the year ended September 30, 2005 and the company’s Form 10-Q for the quarter ended June 30, 2006. American Technology Corporation disclaims any intent or obligation to update those forward-looking statements, except as otherwise specifically stated.

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CONTACT:

Investor Relations:

Robert Putnam

(858) 676.0519

robert@atcsd.com